Exhibit 99.3

Insightful Corporation Announces Agreement to Be Acquired By TIBCO

Seattle, Washington – June 19, 2008 – Insightful Corporation (NASDAQ: IFUL), a provider of predictive analytics and reporting solutions, today announced that it has signed a definitive agreement to be acquired by TIBCO Software Inc. (NASDAQ: TIBX) in a transaction valued at approximately $25 million, including the value of certain assumed options. Under the terms of the agreement, following the closing, Insightful stockholders will receive $1.87 in cash for each outstanding share of common stock they own. This price represents a premium of 29% over the average closing price of Insightful’s common stock over the sixty trading day period ending on June 18, 2008, the last trading day before the date of this announcement.

The Board of Directors of Insightful has unanimously approved the agreement and resolved to recommend that Insightful stockholders approve the transaction. Completion of the transaction is subject to stockholder approval and other customary closing conditions. Certain Insightful directors, officers and stockholders, representing approximately 22% of Insightful’s outstanding common stock, have entered into voting agreements in support of the acquisition. The transaction is expected to close in the third quarter of 2008.

“Our Board of Directors has evaluated strategic alternatives for Insightful and has determined that this outcome is in the best interests of our stockholders,” said Jeff Coombs, President and CEO of Insightful Corporation. “Insightful’s board of directors is pleased that the innovation and hard work of our employees has been validated and will be extended by the technology portfolio, domain expertise and market presence of TIBCO.”

“This merger is exciting news for Insightful customers,” said Christopher Ahlberg, President of Spotfire, TIBCO’s enterprise analytics division. “We are excited to complement their use of Insightful products with TIBCO’s portfolio for business optimization, including the Spotfire Enterprise Analytics platform, and to help them disseminate statistical expertise more pervasively.”

After the closing, Insightful will become a wholly-owned subsidiary of TIBCO and Insightful stock will cease trading.

RBC Capital Markets Corporation acted as exclusive financial advisor to Insightful. Fenwick & West LLP acted as legal advisor to Insightful.

About Insightful

Insightful Corporation (NASDAQ: IFUL) is a provider of predictive analytics and reporting solutions. Insightful products S-PLUS®, Insightful Miner™ and S-PLUS® Enterprise Server allow companies to perform sophisticated statistical data analysis and data mining and create high-quality graphics and reports. Insightful has been delivering industry-leading, high-ROI solutions to thousands of companies in financial services, life sciences, telecommunications, and manufacturing, plus government and research institutions, for 20 years. Headquartered in Seattle, Insightful has offices in New York, North Carolina, the United Kingdom, Switzerland, France and Hong Kong, with distributors around the world. For more information, visit www.insightful.com, email info@insightful.com or call 1-800-569-0123.

About TIBCO

TIBCO digitized Wall Street in the ‘80s with its event-driven “Information Bus” software, which helped make real-time business a strategic differentiator in the ‘90s. Today, TIBCO’s infrastructure software gives customers the ability to constantly innovate by connecting applications and data in a service-oriented architecture, streamlining activities through business process management, and giving people the information and intelligence tools they need to make faster and smarter decisions, what we call The Power of Now®. TIBCO serves more than 3,000 customers around the world with offices in more than 20 countries and an ecosystem of over 200 partners. Learn more at www.TIBCO.com.

Securities Law Disclosure

Insightful intends to file with the Securities and Exchange Commission preliminary and definitive proxy statements and other relevant materials in connection with the merger. The proxy statement will be mailed to the stockholders of Insightful. Before making any voting or investment decision with respect to the merger, investors and stockholders of Insightful are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger, Insightful and TIBCO. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Insightful at Insightful’s corporate website at www.insightful.com (under Investors).

Insightful and its officers and directors may be deemed to be participants in the solicitation of proxies from Insightful stockholders with respect to the acquisition. A description of any interests that these officers and directors have in the acquisition will be available in the proxy statement. Information concerning Insightful’s directors and executive officers will be set forth in Insightful’s proxy statement for its 2008 annual meeting of stockholders. These documents are available free of charge at the SEC’s web site at www.sec.gov or at Insightful’s corporate website at www.insightful.com (under Investors).

Contact Information

Richard Barber

Insightful Corporation

206-283-8802

investor@insightful.com